Exhibit 99

Dollar General Names James W. Thorpe as Executive Vice President and Chief Merchandising Officer

Former Dollar General Executive Will Rejoin the Company

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--August 7, 2015--Dollar General Corporation (NYSE: DG) today announced that James W. “Jim” Thorpe has rejoined the Company as executive vice president and chief merchandising officer effective immediately. Thorpe brings 24 years of merchandising experience to the position including more than six years with Dollar General where he served as senior vice president and general merchandise manager from May 2006 until his retirement in July 2012.

“Jim is an accomplished merchant who has a strong understanding of our core customer and a passion for our business. Given his proven track record, we are excited for him to return to Dollar General. The addition of Jim helps strengthen our leadership team so that we can focus on capturing growth opportunities at an accelerated pace,” said Todd Vasos, Dollar General’s chief executive officer.

The Company also announced that David D’Arezzo, executive vice president and chief merchandising officer, has departed effective August 6, 2015.

“I would like to thank Dave for his contributions to Dollar General over the last 20 months. I wish him the best in his future endeavors,” said Vasos.

Prior to Dollar General, Thorpe served in various positions of increasing importance and responsibility with Sears Holdings Corporation from 1991 to 2006 where his last position was Vice President and General Merchandise Manager—Hard Home of Sears Home Group. Prior to Sears, he worked as a marketing program manager for Zenith Data Systems. He began his career in 1981 at The MAXIMA Corporation, where he held various project administration and analyst positions. Following his retirement from Dollar General in July 2012, Thorpe was President of JW Thorpe & Associates, Inc.

Thorpe holds a bachelor’s degree from the University of Massachusetts - Dartmouth and an MBA from the University of Illinois - Chicago.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for over 75 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, house wares and seasonal items at low everyday prices in convenient neighborhood locations. With 12,198 stores in 43 states as of July 31, 2015, Dollar General is America’s largest small-box discount retailer offering multi-price point merchandise. In addition to high quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg's, General Mills, and PepsiCo. For more information on Dollar General, please visit www.dollargeneral.com.

CONTACTS
Dollar General Corporation
Investor Contacts:
Mary Winn Pilkington, 615-855-5536
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Matt Hancock, 615-855-4811
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Media Contact:
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